Exhibit 99.1

Ace’s Mobiquity Networks Acquires Patented Proximity Marketing Technology

NEW YORK, March 7, 2013 /PRNewswire/ -- Ace Marketing & Promotions, Inc. (AMKT) an Integrated Marketing Company, is pleased to announce the acquisition of the assets of FuturLink, SA, a pioneer in the field of location-based mobile marketing. Terms of the transaction were not disclosed. FuturLink has developed innovative platforms utilizing Bluetooth, Wi-Fi, QR and NFC to create, manage and deploy mobile marketing campaigns.

Through its wholly-owned subsidiary, Mobiquity Networks, Ace operates the largest mall-based proximity marketing network in the US, covering 75 malls and a potential audience of 95 million monthly consumers. Prior to the acquisition, Mobiquity licensed the US rights to FuturLink's technology. As the technology owner, Ace/Mobiquity will realize immediate cost savings, and will leverage the hardware and software included in the acquisition to expand its mall-based network footprint in the US.

According to Sean Trepeta, President of Mobiquity, "The acquisition of FuturLink's technology and corresponding patents is a natural next step in our vertical integration strategy, and gives us tremendous flexibility and autonomy as we look to expand our network here in the US and abroad."

Prior to the acquisition, FuturLink had invested approximately $5 million in developing the hardware, software, IP and product line that includes a number of technologies to create and manage mobile marketing campaigns. In addition to the technology, Ace/Mobiquity has acquired FuturLink's former subscriber base. Ace/Mobiquity intends to service this market, and should generate revenue spanning five continents.

Continuing their established partnership, Ace/Mobiquity and Blue Bite will jointly maintain the global proximity marketing network, and will work to enhance the platform capabilities through the integration of additional mobile solutions, including Blue Bite's mTAG® Platform.

"When we began developing proximity marketing services in the US, we completed an exhaustive global search for the best in class technology platform," said Dean Julia, Co-CEO of Ace Marketing. "We chose FuturLink's solution based on performance and innovation. This technology is the cornerstone of our national location-based mobile marketing network, and we are excited to bring this platform in-house."

ABOUT "ACE"

Ace Marketing & Promotions, Inc. is a business and technology development company focusing on advanced integrated marketing platforms, mobile marketing, social networks, website development and digital media. The Company's 3 business divisions are: Ace Marketing (Integrated Marketing Technologies), Venn Media (Integrated Website Development and Social Media Platform) and Mobiquity Networks (Location Based Mobile Marketing Network). For more information you can visit:

www.acemarketing.net	www.appliedmarketingtechnologies.net
www.vennmedia.net	www.mobiquitynetworks.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

Contact Information:
Ace Marketing & Promotions, Inc.
Legend Securities, Inc.
Thomas Wagner
800-385-5790
718-233-2627
E:twagner@legendsecuritiesinc.com